Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Agrees to Acquire MACH

Acquisition will benefit mobile users with increased reach, enhanced mobile ecosystem interoperability and improved time-to-market for advanced services

TAMPA, Fla. – July 3, 2012 – In a strategic move to expand its global reach and scale, Syniverse announced today that it has signed a definitive agreement to acquire MACH for cash consideration of approximately €550 million, subject to regulatory approvals. Once closed, the transaction is expected to be accretive within the first year of closing the transaction.

“The proposed acquisition will benefit both mobile users and the entire mobile ecosystem with greater reach, agility and solutions for the Mobile 3.0 environment, simplifying the increasing complexity of interoperability and service ubiquity,” said Jeff Gordon, President and CEO, Syniverse. “As mobile continues to permeate everyday life around the globe, Syniverse will have the added scale to provide mobile service providers (MSPs), such as mobile operators, Internet service providers, cable MSOs, emerging providers, enterprises and more, improved time to market and capabilities that deliver the quality of experience that end users demand. Ultimately, mobile consumers will benefit from more advanced services and applications while MSPs will realize additional revenue opportunities and cost savings from service efficiencies.”

The acquisition would add to Syniverse’s existing global customer base of more than 900 MSPs in over 160 countries and will enable the collective company to rapidly address the latest marketplace demands by bringing to market new solutions such as real-time intelligence, fraud prevention, revenue assurance as well as more flexible roaming solutions that address ecosystem interoperability, Wi-Fi offload, multi-SIM solutions and mandated provisions to support local breakout.

“The proposed acquisition will grow our top line revenue, while providing the scale and critical mass to further develop and speed to market advanced solutions that will give providers throughout the mobile ecosystem the ability to deliver a better mobile experience for end users worldwide,” Gordon said.

“The proposed acquisition offers significant potential benefits for our customers and end users globally,” said Morten Brøgger, CEO, MACH. “Combined, we would provide a complementary suite of solutions that would enable customers to deliver an enhanced end-user experience.”

The transaction is subject to regulatory approvals. Deutsche Bank acted as sole M&A adviser and Debevoise & Plimpton and Shearman & Sterling acted as legal advisers to Syniverse in connection with the transaction. Barclays, Deutsche Bank, Credit Suisse and Goldman Sachs will provide debt financing for the transaction.

About Syniverse

Syniverse makes mobile work for more than 900 mobile operators, cable and Internet providers, and enterprises in over 160 countries. With unmatched expertise and 25 years simplifying the complexities of roaming, messaging and networking, Syniverse serves as the force at the center of the mobile communications universe, keeping people connected today and forging new connections for tomorrow. Nobody knows mobile like Syniverse. For more information, visit www.syniverse.com, follow Syniverse on Twitter or find Syniverse on Facebook.

About MACH

MACH connects and monetizes the telecom world with its comprehensive and growing portfolio of cloud-based communication services, providing its 650 operator customers with mission-critical solutions to monetize mobile data, simplify interoperability between networks, optimize wholesale processes and protect revenues. Headquartered in Luxembourg, MACH has offices in 12 countries. Its global customers include Orange, Telefonica, T-Mobile, Telus, Verizon Wireless and Microsoft, as well as high volume of enterprise messaging customers like KLM. For more information, visit www.mach.com.

Cautions about Forward-Looking Statements

Certain of the statements in this press release may constitute “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and, as such, may involve known and unknown risks, uncertainties and other factors which may cause the actual results’ performance or achievements of Syniverse to be materially different from the future results’ performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify forward-looking statements through Syniverse’s use of words such as “believe,” “intend,” “continue,” “hopeful” and other similar words and expressions of the future. Such forward-looking statements include, without limitation, statements about the MACH transaction being immediately accretive to Syniverse’s cash net income; the transaction benefiting Syniverse’s customers and their subscribers; Syniverse possessing subsequent to the MACH transaction added scale to provide the mobile industry improved time to market and capabilities that deliver on the promise of mobility that subscribers demand; the expected benefits to mobile consumers; the consummation of the transaction; the expected growth in Syniverse’s top line revenue; and Syniverse’s opportunity to further grow its collective, advanced solutions. These forward-looking statements are based upon information presently available to Syniverse’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties, including, without limitation, those risks and factors discussed in Syniverse’s Annual Report on Form 10-K for the year ended December 31, 2011, and the Quarterly Report for the quarter ended March 31, 2012, under the captions “Statements Regarding Forward-Looking Information,” “Risk Factors,” and otherwise in Syniverse’s reports and filings that it makes with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements might not prove to be accurate and speak only as of the date that they are made. Syniverse has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

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For more information, contact:

Bobby Eagle

Syniverse Public Relations

+1 813.637.5050

bobby.eagle@syniverse.com